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Exhibit 99.6

[Cline, Williams, Wright, Johnson & Oldfather, L.L.P. Letterhead]

September 4, 2002
Charles R. Monroe, Jr. Hunton & Williams Bank of America Plaza, Suite 3500 101 South Tryon Street Charlotte, NC 28280 Also By Fax: (704) 378-4890
RE: Special Meeting Request

Dear Mr. Monroe:

        Our client, Austins Steaks & Saloon, Inc. ("Austins") has asked us to notify you and your clients that pursuant to your clients' request for a special meeting of shareholders dated August 22, 2002 and received by us on August 26, 2002, Mr. Foti, the President of Austins, has called a special meeting of shareholders. The Board of Directors of Austins has set a record date for the meeting of September 5, 2002, and a meeting date of October 14, 2002, at 10:00 a.m. local time at the Renaissance Hotel, 1 Hartsfield Centre Parkway, Atlanta, Georgia 30354. The agenda items are specifically limited to those requested by your clients.

Sincerely,
Matthew W. McNair For the Firm

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  Exhibit 99.6